FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person             2. Date of Event Re-
                                                       quiring Statement
                                                       (Month/Day/Year)
   Haigh    Barrie    Stevens
----------------------------------------                    11/29/96
   (Last)  (First)   (Middle)                       ----------------------------
                                                    3. IRS or Social Se-
                                                       curity Number of
    Innovex House, Marlow Park                         Reporting Person
----------------------------------------               (Voluntary)
            (Street)

    Marlow, Bucks. United Kingdom SL7 1TB
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    (City)         (State)       (Zip)

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4. Issuer Name and Ticker or Trading Symbol
   Quintiles Transnational Corp. (QTRN)
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5. Relationship of Reporting Person to Issuer  6. If Amendment, Date of Original
            (Check all applicable)                (Month/Day/Year)

   _X_ Director           _X_ 10% Owner

   ___ Officer (give      ___ Other (specify
            title below)             below)

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             Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security    2. Amount of     3. Ownership Form:    4. Nature of
   (Instruction 4)         Securities       Form: Direct (D)      Indirect
                           Beneficially     or Indirect (I)       Beneficial
                           Owned            (Instruction 5)       Ownership
                          (Instruction 4)                        (Instruction 5)

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Common Stock               4,302,327             D
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Common Stock                 562,185             I                By spouse
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Common Stock                 281,092             I                By trust
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Common Stock                 281,092             I                By trust
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Reminder: Report on a separate line for each class                       (Over)
          of securities beneficially owned
          directly or indirectly.

                            (Print or Type Responses)


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Form 3 (continued)

           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of          2. Date Exercisable and   3. Title and Amount of Securities
   Derivative           and Expiration            Underlying Derivative Security
   Security             Date                      (Instruction 4)
   (Instruction 4)      (Month/Day/Year)

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                     Date         Expiration                     Amount or
                     Exercisable  Date             Title         Number of
                                                                 Shares
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4. Conversion or         5. Ownership Form of           6. Nature of Indirect
   Exercise Price           Derivative Security:           Beneficial Ownership
   of Derivative            Direct (D) or                  (Instruction 5)
   Security                 Indirect (I) (Instr. 5)
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Explanation of Responses:

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*  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   /s/ Barrie Stevens Haigh                                December 9, 1996
   ** Signature of Reporting Person                               Date



Note: File three copies of this Form, one of which must be manually signed, if space provided is insufficient, See Instruction 6 for procedure.